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                                                                  Exhibit 99.396


     This white paper provides reasons for supporting the phase-in approach of releasing firm transmission rights (FTRs) via an auction. The proposed phase-in approach would have the CAISO make 33% of FTRs available through auction for 1999, 67% in 2000, and 100% in 2001 (percentage applies to all inter-zonal capacity defined as converted rights). The primary reasons for supporting the phase-in are described below.

PHASE-IN OF FTRS MITIGATES MARKET POWER RISK

     A potential market power concern arises from an entity being able to increase energy prices in California through ownership of FTRs. Though the CAISO will be monitoring market activities, the potential for market power abuses to occur due to the creation of FTRs exists, particularly since monitoring and auction mechanisms are still being developed. In addition, there are currently no restrictions proposed on the amount of FTRs a single entity can own. If such market power abuses occur, the exposure will be much greater if 100% of the FTRs are released in 1999 versus 33%.

     Phasing-in the amount of FTRs made available to market participants does not withhold transmission capacity from the market. The CAISO assures that all transmission under its control is made available for scheduling day-ahead and hour-ahead under the CAISO's congestion management protocols. The phase-in would provide a mechanism to mitigate the potential exploitation of market power via FTRs.

PHASE-IN REDUCES RISKS TO CUSTOMERS OF A "FIRE SALE"

     At the start of CAISO operations, the customers responsible for paying the transmission revenue requirement of Participating Transmission Owners (PTOs, i.e. Edison, PG&E, and SDG&E) are entitled to congestion revenues. If 100% of FTRs are released beginning in 1999, the "fire sale" risk, where less revenue is received from the auction than actual congestion revenues, is increased. The entities at risk from an auction of FTRs are the customers who are paying for the transmission facilities which comprise the CAISO controlled grid. Indeed, customer representatives characterize the sale of FTRs as a forced sale that increases their cost risk because it yields a short swap position in transmission rights for which they have no ability to reject offers that under price their assets.

     The FTR "fire sale" is of particular concern given the relatively little experience market participants have had with the CAISO's congestion pricing system. One of the reasons the CAISO deferred implementation of FTRs at the start of operations was due to its concern that its transmission pricing system would not be in operation long enough for market participants to gain experience in valuing FTRs. An auction of FTRs in October of this year means that the CAISO will have operated under its transmission pricing protocols for only 6 months and will not have experienced all of the seasonal cycles inherent in the generation and consumption of energy in the western United States.

     The phase-in approach provides a greater opportunity for market participants to gain experience with the CAISO's congestion pricing system and thus gain experience in valuing FTRs. A phase-in approach also demonstrates to FERC that the CAISO intends to release all available FTRs within a short time frame as the market evolves. While it is possible that customers could receive more from an FTR auction than they would have received from congestion revenues, the phase-in approach attempts to balance the risk to customers as well as mitigate potential market power concerns.